Royal Bank of Canada Market Linked Notes	Filed Pursuant to Rule 433 Registration Statement No. 333-275898

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the Dow Jones Industrial Average® due August 29, 2029 Term Sheet dated October 30, 2026

Summary of Terms

Issuer:	Royal Bank of Canada
Market Measure:	The Dow Jones Industrial Average® (the “Index”)
Pricing Date:	November 24, 2026
Issue Date:	November 30, 2026
Calculation Day:	August 24, 2029
Stated Maturity Date:	August 29, 2029
Principal Amount:	$1,000 per note
Maturity Payment Amount (per Note):

 • if the ending value is greater than the starting value: $1,000 plus the lesser of:

(i)       $1,000 × index return × upside participation rate; and

(ii)       the maximum return; or

 • if the ending value is less than or equal to the starting value:

$1,000

Maximum Return:	At least 20.00% of the principal amount per note, to be determined on the pricing date
Upside Participation Rate:	100%
Index Return:	(ending value – starting value) / starting value
Starting Value:	The closing value of the Index on the pricing date
Ending Value:	The closing value of the Index on the calculation day
Calculation Agent:	RBC Capital Markets, LLC (“RBCCM”), an affiliate of the issuer
Denominations:	$1,000 and any integral multiple of $1,000
Agent Discount:	Up to 3.075%; dealers, including those using the trade name Wells Fargo Advisors (“WFA”), may receive a selling concession of up to 2.00% and WFA may receive a distribution expense fee of 0.075%. In addition, selected dealers may receive a fee of up to 0.20% for marketing and other services.
CUSIP:	78018DP76

Hypothetical Payout Profile*

* Assumes a maximum return equal to the lowest possible maximum return that may be determined on the pricing date

All payments on the notes are subject to our credit risk.

The initial estimated value of the notes determined by us as of the pricing date, which we refer to as the initial estimated value, is expected to be between $909.50 and $959.50 per note and will be less than the original offering price of the notes. We describe the determination of the initial estimated value in more detail in the accompanying preliminary pricing supplement.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision. Investors should carefully review the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus before making a decision to invest in the notes.

Preliminary Pricing Supplement:

https://www.sec.gov/Archives/edgar/data/1000275/000095010326016561/dp255621_424b2-wfceln427.htm

The notes have complex features and investing in the notes involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet and the accompanying preliminary pricing supplement and “Risk Factors” in the accompanying product supplement.

NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Selected Risk Considerations

An investment in the notes involves significant risks. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes. Some of the risks that apply to an investment in the notes are summarized below, but we urge you to read also the “Selected Risk Considerations” section of the accompanying preliminary pricing supplement and the “Risk Factors” sections of the accompanying prospectus, prospectus supplement and product supplement. You should not purchase the notes unless you understand and can bear the risks of investing in the notes.

Risks Relating To The Terms And Structure Of The Notes

•	You May Not Receive Any Positive Return On Your Investment In The Notes.

•	Your Return Will Be Limited To The Maximum Return And May Be Lower Than The Return On A Direct Investment In The Index.

•	The Notes Do Not Pay Interest, And Your Return On The Notes May Be Lower Than The Return On A Conventional Debt Security Of Comparable Maturity.

•	Payments On The Notes Are Subject To Our Credit Risk, And Market Perceptions About Our Creditworthiness May Adversely Affect The Market Value Of The Notes.

•	You May Be Required To Recognize Taxable Income On The Notes Prior To Maturity.

Risks Relating To The Estimated Value Of The Notes And Any Secondary Market

•	There May Not Be An Active Trading Market For The Notes And Sales In The Secondary Market May Result In Significant Losses.

•	The Initial Estimated Value Of The Notes Will Be Less Than The Original Offering Price.

•	The Initial Estimated Value Of The Notes Is Only An Estimate, Calculated As Of The Time The Terms Of The Notes Are Set.

•	The Value Of The Notes Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

Risks Relating To Conflicts Of Interest

•	Our Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.

Risks Relating To The Index

•	Investing In The Notes Is Not The Same As Investing In The Index.

•	Historical Values Of The Index Should Not Be Taken As An Indication Of Its Future Performance During The Term Of The Notes.

•	Changes That Affect The Index May Adversely Affect The Value Of The Notes And The Maturity Payment Amount.

•	We Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In The Index.

•	We And Our Affiliates Have No Affiliation With The Index Sponsor And Have Not Independently Verified Its Public Disclosure Of Information.

Royal Bank of Canada has filed a registration statement (including a product supplement, underlying supplement, prospectus supplement and prospectus) with the SEC for the offering to which this document relates. Before you invest, you should read those documents and the other documents that we have filed with the SEC for more complete information about us and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent or any dealer participating in this offering will arrange to send you those documents if you so request by calling toll-free at 1-877-688-2301.

As used in this document, “Royal Bank of Canada,” “we,” “our” and “us” mean only Royal Bank of Canada. Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.